Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL ANNOUNCES PLAN TO CALL $150 MILLION OF SENIOR SUBORDINATED NOTES

STAMFORD, CT. — December 13, 2010 — Hexcel Corporation (NYSE: HXL) announced today that it plans to redeem $150 million of its $225 million 6.75% senior subordinated notes on February 1, 2011 at a call premium of 2.25%.  The senior subordinated notes are due on February 1, 2015.  The redemption will primarily be funded by an add-on to Hexcel’s senior secured credit facility that was just completed. The add-on increased the Company’s $150 million revolving loan facility to $285 million.

There are no changes to the terms and conditions of the senior secured credit facility (which includes the revolving loan and a $98 million term loan) that is due July 2015.  The interest rate for the senior secured credit facility can decrease to LIBOR + 2% depending upon the leverage ratio.  Interest rate for 2011 is not expected to exceed LIBOR + 2.25%.

The total transaction costs, including the 2.25% call premium and the costs for the add-on to the revolving loan, will be approximately $4.8 million and interest costs will decrease in the first year by more than $5 million.  As a result of the redemption, Hexcel expects to accelerate the unamortized financing costs of the senior subordinated notes being redeemed and expense the call premium incurring a pretax charge of $4.9 million (estimated after tax of $0.03 per diluted share) in the first quarter of 2011.

Additionally, during October and November, the Company entered into interest rate swaps totaling approximately $98 million that expire by March 2014.  These interest rate swaps are designated as cash flow hedges to our term loan.  The interest rate swaps trade the LIBOR rate for a fixed rate at an average rate of 1.03%.  As a result, we expect the interest rate for the term loan in 2011 not to exceed 1.03% plus 2.25%, or 3.28%.

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Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements for composites, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications.

Contact Information
Michael Bacal
(203) 352-6826
michael.bacal@hexcel.com